Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

MSA Announces First Quarter Revenue and Earnings

PITTSBURGH, April 24, 2013 – MSA (NYSE: MSA) today announced that net sales for the first quarter of 2013 were $283 million compared with $293 million for the first quarter of 2012, a decrease of $10 million, or 3 percent. Excluding the effect of weakening currencies and the company’s second quarter 2012 divestiture of its North American ballistic helmet business, sales increased slightly. Net income for the first quarter of 2013 was $19 million, or $0.52 per basic share, compared to $24 million, or $0.65 per basic share, during the same period last year.

“Compared to our record first quarter of 2012, which included a number of large non-recurring fixed gas and flame detection orders, sales were relatively flat with core product sales growing 3 percent,” said William M. Lambert, MSA President and CEO. MSA’s five core product groups include industrial head protection, fall protection devices, portable gas detection instruments, fixed gas and flame detection systems, and self-contained breathing apparatus (SCBA). The combined sales of these core product groups increased to 69 percent of MSA’s global business in the first quarter.

“Although we continue to see economic uncertainty in many regions of the world, this has not diminished our commitment to – or our focus on – executing our corporate strategy,” Mr. Lambert said. “Our results over the past several years clearly demonstrate our strategy to drive demand for core products in emerging and developed markets is working and on target, and I believe it continues to position MSA for greater long-term success.”

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First quarter sales in the company’s North American segment decreased $1 million, or 1 percent, when compared to the same period of 2012. Excluding the impact of the ballistic helmet divestiture in the second quarter of 2012, North American segment sales increased $4 million, or 3 percent, when compared to the same period of 2012. Sales of breathing apparatus and portable gas detection instruments increased $4 million and $1 million, respectively, on higher shipments to the fire service and industrial markets. These increases were partially offset by declines in gas mask and fixed gas and flame detection product sales.

Sales in MSA’s European segment decreased $1 million, or 2 percent, when compared to the first quarter of 2012. Local currency sales of breathing apparatus and portable gas detection instruments both increased $1 million and were offset by a $3 million decrease in fixed gas and flame detection systems, on lower large order activity to industrial markets.

Sales in MSA’s International segment decreased $7 million, or 9 percent, when compared to the first quarter of 2012. Excluding an unfavorable currency translation impact of $5 million, International segment local currency sales decreased $2 million from the first quarter of 2012. Local currency sales of breathing apparatus and portable gas detection instruments both increased $1 million. These improvements were offset by declines across a broad range of product groups, primarily in regions with significant mining markets.

North American segment net income for the first quarter of 2013 was $16 million, unchanged from the first quarter of 2012 on an increase in research and development costs, higher selling, general and administrative expenses, offset by improved product margins on a higher level of core sales and a lower effective tax rate.

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First quarter net income for MSA’s European segment was $4 million, a decrease of $2 million compared to the first quarter of 2012. This decrease was primarily due to a lower level of sales, increased research and development costs, and higher selling, general and administrative expenses.

International segment net income for the first quarter of 2013 was $7 million, a decrease of $2 million compared to the same quarter last year. The decrease was primarily due to a decrease in sales, higher research and development costs, partially offset by a decline in selling, general and administrative expenses.

“While the realities of the global economy somewhat temper my optimism, I am encouraged by the fact that we did see improvement in order activity as the first quarter progressed,” Mr. Lambert said. “After a fairly slow January and February, we saw a pick-up in order activity in March. As we move into the second quarter, our three key areas of focus are the continued development of innovative safety products and instruments, driving demand for our core products and maintaining our efforts to reduce operating costs. I believe we have meaningful opportunities on each of these fronts, and we will continue to invest in and advance these initiatives in ways that enhance our customers’ safety and reward shareholder confidence in MSA,” Mr. Lambert concluded.

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About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial websites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31,
	2013	2012

Net sales	$283,239	$293,485
Other (expense) income, net	(120)	5

	283,119	293,490

Cost of products sold	158,457	166,494
Selling, general and administrative	83,587	77,063
Research and development	10,584	9,292
Interest expense	2,660	3,149
Currency exchange losses, net	1,119	2,420

	256,407	258,418

Income before income taxes	26,712	35,072
Provision for income taxes	7,317	10,750

Net income	19,395	24,322
Net income attributable to noncontrolling interests	(109)	(400)

Net income attributable to Mine Safety Appliances Company	19,286	23,922

Basic earnings per share	$.52	$.65

Diluted earnings per share	$.51	$.64

Dividends per common share	$.28	$.26

Basic shares outstanding	36,734	36,369
Diluted shares outstanding	37,369	36,878

Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	March 31, 2013	December 31, 2012

Current assets
Cash and cash equivalents	$76,793	$82,718
Trade receivables, net	206,954	191,289
Inventories	135,614	136,300
Other current assets	49,770	53,241

Total current assets	469,131	463,548

Property, net	146,296	147,465
Prepaid pension cost	44,495	42,818
Goodwill	256,726	258,400
Other noncurrent assets	217,014	199,515

Total assets	1,133,662	1,111,746

Current liabilities
Notes payable and current portion of long-term debt	$7,986	$6,823
Accounts payable	66,311	59,519
Other current liabilities	122,893	122,458

Total current liabilities	197,190	188,800

Long-term debt	278,333	272,333
Pensions and other employee benefits	149,307	151,536
Deferred tax liabilities	17,094	17,249
Other noncurrent liabilities	11,018	11,124
Shareholders’ equity	480,720	470,704

Total liabilities and shareholders’ equity	1,133,662	1,111,746

Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012

Net income	$19,395	$24,322
Depreciation and amortization	7,845	7,986
Change in working capital	(7,853)	(870)
Other operating	(13,331)	1,994

Cash from operations	6,056	33,432

Capital expenditures	(7,452)	(8,044)
Other investing	47	95

Cash from investing	(7,405)	(7,949)

Change in debt	7,182	(21,016)
Cash dividends paid	(10,372)	(9,550)
Other financing	(742)	217

Cash from financing	(3,932)	(30,349)

Exchange rate changes	(644)	1,576

Decrease in cash	(5,925)	(3,290)

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012

Net sales
North America	$136,115	$137,484
Europe	70,999	72,466
International	76,125	83,535

Total	283,239	293,485

Net income (loss)
North America	$16,155	$16,257
Europe	3,629	5,621
International	6,669	8,265
Reconciling	(7,167)	(6,221)

Total	19,286	23,922